EXHIBIT 5.1

KIRKLAND & ELLIS LLP

And Affiliated Partnerships

Citigroup Center

153 East 53rd Street

New York, New York 10022-4611

(212) 446-4800	Facsimile: (212) 446-4900

May 17, 2006

Chipotle Mexican Grill, Inc.

1543 Wazee Street, Suite 200

Denver, CO 80202

Ladies and Gentlemen:

We are acting as special counsel to Chipotle Mexican Grill, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of shares of its Common Stock, par value $0.01 per share (the “Common Stock”), including shares of its Common Stock to cover over-allotments, if any, pursuant to a Registration Statement on Form S-1, originally filed with the Securities and Exchange Commission (the “Commission”) on May 9, 2006 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The shares of Common Stock to be sold by the selling stockholders identified in the Registration Statement are referred to herein as the “Secondary Shares.”

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Restated Articles of Incorporation of the Company filed with the Secretary of State of the State of Delaware; (ii) the By-laws of the Company; (iii) resolutions of the Board of Directors and stockholders of the Company (the “Resolutions”); and (iv) the Registration Statement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We relied upon statements and representations of officers and other representatives of the Company and others as to factual matters. We have made other assumptions which we have deemed appropriate for this letter.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, when the Registration Statement becomes effective under the Act, the Secondary Shares will be duly authorized and validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Registration Statement.

Sincerely,

/s/ KIRKLAND & ELLIS LLP
Kirkland & Ellis LLP

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